Exhibit 99

DEARBORN BANCORP REPORTS SECOND QUARTER EARNINGS

     DEARBORN, Michigan, July 15, 2004 ... Earnings at Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, for the three months ended June 30, 2004, were $1,390,000 ($0.40 per diluted common share), 83.1 percent greater than earnings for the same period in 2003 of $759,000 ($0.23 per diluted common share). For the first six months of the year, earnings were $2,564,000 ($0.75 per diluted common share). This was 91.5 percent more than earnings of $1,339,000 ($0.42 per diluted common share) reported for the first half of 2003.

     During the 12 months prior to the end of the second quarter, total assets grew by 21.0 percent to $475,452,000, total deposits went up 23.5 percent to $405,830,000 and total loans increased by 34.3 percent to stand at $439,776,000.

     Michael J. Ross, President and Chief Executive Officer of both the bank and the holding company, announced his organization’s earnings and added, “Our expansion efforts during the past few years have been quite productive as our profitability and growth indicate. The challenge now is to maintain and improve that level of performance in the months and years ahead.”

     Dearborn Bancorp, Inc. is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, and Auburn Hills in the State of Michigan. The company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Six months ended
	June 30		June 30

Condensed Statement of Income:	2004	2003	2004	2003
Interest income	$6,849	$5,732	$13,347	$11,049
Interest expense	2,034	2,243	4,048	4,548

Net interest income	4,815	3,489	9,299	6,501
Provision for loan losses	281	511	505	739

Net interest income after provision	4,534	2,978	8,794	5,762
Non-interest income	419	906	725	1,657
Non-interest expense	2,848	2,735	5,639	5,392

Net income before taxes	2,105	1,149	3,880	2,027
Income tax provision	715	390	1,316	688

Net income	$1,390	$759	$2,564	$1,339

Share Data:
Weighted avg no. of shares outstanding — basic	3,124,815	3,055,820	3,112,582	3,043,846
Weighted avg no. of shares outstanding — diluted	3,456,470	3,323,457	3,428,738	3,182,299
Period end shares outstanding			3,136,987	3,067,747

Per Common Share Data:
Net income, basic	$0.44	$0.25	$0.82	$0.44
Net income, diluted	$0.40	$0.23	$0.75	$0.42
Closing Stock Price			$29.00	$18.14
Book Value			$11.88	$10.52

Selected Financial Ratios
Return on average stockholders’ equity	15.08%	7.32%	14.16%	7.04%
Return on average total assets	1.17%	0.74%	1.11%	0.75%
Average equity to average total assets	7.77%	10.09%	7.81%	10.64%

Condensed Balance Sheet:	June 30	Dec. 31	June 30
	2004	2003	2003
Assets
Cash and equivalents	$11,306	$21,148	$18,980
Mortgage loans held for sale	1,415	1,505	13,053
Investment securities, available for sale	13,957	18,021	28,458
Loans	439,776	400,958	327,383
Allowance for loan losses	(4,894)	(4,314)	(3,514)
Other assets	13,892	8,757	8,700

Total assets	$475,452	$446,075	$393,060

Liabilities and stockholders’ equity
Deposits	$405,830	$379,619	$328,497
Federal Home Loan Bank advances	$20,638	$20,638	$20,660
Other liabilities	1,709	1,217	1,619
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	37,275	34,601	32,284

Total liabilities and stockholders’ equity	$475,452	$446,075	$393,060

Other Data:
Nonperforming loans to total loans	0.45%	0.52%	0.79%
Net charge-offs to average loans	-0.02%	0.08%	0.04%
Net interest margin	4.21%	3.97%	3.59%